FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Third Quarter Highlights:

•	Revenues of $88.4 million, up 14% from the prior year’s third quarter

•	Earnings per share of $0.28, an increase of 47% over last year’s third quarter

•	Operating cash flow of $23 million (Year-to-date operating cash flow of $62 million)

•	Raising full year 2008 revenues and earnings guidance

COLUMBIA, Md., September 4, 2008 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter of fiscal 2008. Revenues for the third quarter were $88.4 million, up 14% from $77.8 million in the third quarter of fiscal 2007. Net income was $9.3 million, or $0.28 per diluted share, for the third quarter of fiscal 2008, up 47% compared with $6.1 million, or $0.19 per diluted share, in last year’s third quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek’s third quarter was another solid quarter for the Company reflecting revenues and earnings in excess of our projections as well as the continued execution of our business plan. Our core infant formula business showed ongoing strength due mainly to sales growth internationally, and our margin improvement was primarily the result of process improvements and increased utilization of our manufacturing plants. While third quarter non-infant formula revenues were below anticipated levels, due to some extent to seasonality and the current challenging economic environment, Martek’s sales of DHA to non-infant formula markets are up 38% year-to-date and I expect improvements in the fourth quarter based on an increased number of new product launches planned by our food, beverage and supplement customers. With a stronger fourth quarter sales outlook along with our margin growth, we are again raising our revenue and earnings estimates for the year. “

Third Quarter and Year-to-Date Revenue Summary

Product sales in the third quarter of fiscal 2008 increased 12% over the third quarter of fiscal 2007 to $83.5 million. Product sales in fiscal 2008 year-to-date increased 17% over fiscal 2007 year-to-date to $250.0 million. These increases reflect continued strong demand from Martek’s U.S. and international infant formula customers and the launch of new and the growth of existing food and beverage products containing life’sDHA™. In the third quarter of fiscal 2008, total sales to non-infant formula nutritional markets, which include DHA capsules, foods and beverages and animal feeds, were $7.5 million, a 12% increase over the same period of fiscal 2007, but below the $9 million to $10 million range previously provided. This difference from projected levels was caused by unevenness in ordering patterns, resulting to some degree from the seasonality of customer products, as well as by delays in the launch of certain new customer offerings due in part to the challenging economic environment currently being faced in the United States. As discussed below, the Company expects non-infant formula nutritional product revenues to be between $31 million and $33 million for the full fiscal year 2008, which would represent an increase over fiscal 2007 of approximately 40%.

Following is a breakdown of product sales by market for the third quarter and year-to-date periods (in thousands):

	Three months ended July 31,			Nine months ended July 31,
			%			%
	2008	2007	incr (decr)	2008	2007	incr (decr)
Infant formula market	$74,815	$66,536	12%	$223,483	$193,317	16%
Food and beverage market	2,526	1,909	32%	7,793	3,777	106%
Pregnancy and nursing, nutritional supplements and animal feeds	5,019	4,846	4%	15,424	12,995	19%
Non-nutritional products	1,121	1,185	(5%)	3,265	3,435	(5%)

Total product sales	$83,481	$74,476	12%	$249,965	$213,524	17%

New products recently launched with Martek’s life’sDHA™ include:

Food and Beverage Products

•	Starbucks’ Apple Bran Muffin and Baked Berry Stella with life’sDHA™ (United States)

•	The J.M. Smuckers Company’s Crisco® Puritan® Canola Oil with Omega-3 DHA with life’sDHA™ (United States)

•	Cabot Creamery Cooperative’s 50% Reduced Fat Cheddar with Omega-3 DHA with life’sDHA™ (United States)

Pregnancy and Nursing and Nutritional Supplement Products

•	Spectrum Organics’ Prenatal DHA for Pregnant and Nursing Mothers, Toddler DHA, Chewable Children’s DHA and Vegetarian DHA with life’sDHA™ (United States)

•	Walmark’s Pregnium prenatal supplement with life’sDHA™ (Czech Republic, Slovakia and Romania)

•	CVS Corporation’s Life Fitness™ Life’sDHA™ Multivitamins (3 new products in the United States)

•	CVS Corporation’s DHA Prenatal Supplement with life’sDHA™ (United States)

•	Walgreen’s Finest Natural™ DHA Complete with life’sDHA™ (United States)

•	Walgreen’s Prenatal + DHA with life’sDHA™ (United States)

Contract manufacturing sales in the third quarter totaled $4.9 million, compared with $3.4 million a year ago, and in the year-to-date period totaled $12.0 million, compared with $11.3 million in the prior year. These increases were primarily due to additional orders from one existing customer. The Company’s contract manufacturing services continue to include only products with expected reasonable profit margins or those that the Company believes could have a strategic fit in the future.

Gross Margin and Operating Expenses

Overall gross margin for the third quarter of fiscal 2008 was 41.5%, an increase over the 41.2% gross margin realized in the second quarter of 2008 and the 38.5% gross margin realized in the third quarter of fiscal 2007. The gross profit margin improvements resulted largely from DHA productivity gains and increased capacity utilization at Martek’s manufacturing facilities, as well as reductions in ARA costs. The Company expects its fourth quarter gross margin percentage to be consistent with that of the third quarter, and anticipates further gross margin improvements in fiscal 2009.

Research and development expenses in the third quarter of fiscal 2008 were $6.3 million, or 7% of revenue, a slight decrease from the $6.6 million, or 8% of revenue, in the third quarter of fiscal 2007. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings. In the future, the Company expects to continue to experience quarter-to-quarter fluctuations in research and development expenses primarily due to the timing of outside services, including third-party clinical trial services. As noted last quarter, the Company anticipates that its research and development spend for the full fiscal year 2008 will approximate 7.5% of revenue, which includes higher planned expenditures in the fourth quarter for outside clinical trials.

During the third quarter of fiscal 2008, selling, general and administrative expenses were $13.6 million, or 15% of revenue, which is fairly consistent, on a percentage of revenue basis, with the prior year’s third quarter and the second quarter of fiscal 2008. As noted last quarter, for the full fiscal year 2008, the Company expects selling, general and administrative expenses as a percentage of revenue to be approximately 15.5%, compared to 15% in fiscal 2007.

Liquidity

For the nine months ended July 31, 2008, the Company generated $61.9 million of cash from operating activities with the third quarter providing $23.2 million of this total, primarily through strong profits. At the end of the quarter, Martek had $57.6 million in cash and cash equivalents and had the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing. Excluded from the Company’s July 31, 2008 cash balance are $14.7 million of long-term auction rate security investments backed by student loans and guaranteed by the Department of Education.

Inventory levels are approximately $4 million higher than amounts at October 31, 2007 due to the timing of the Company’s ARA purchases from Martek’s ARA supplier. The Company anticipates that overall inventory levels at year-end will ultimately be lower than that of the previous year, further contributing to the projected improved cash flow generation.

Management Outlook

Revenue and earnings for the full year 2008 are projected to be slightly higher than previously estimated. Martek expects total revenues for the fourth quarter of fiscal 2008 to be between $87 million and $91 million. Fourth quarter infant formula revenue is projected to be between $74 million and $77 million; fourth quarter non-infant formula nutritional revenue is projected to be between $8 million and $9.5 million; fourth quarter other non-nutritional revenue is projected to be approximately $1.0 million and fourth quarter contract manufacturing revenue is projected to be between $3 million and $3.5 million. Fourth quarter gross margin is expected to be approximately 41.5%. Net income for the fourth quarter is projected to be between $8 million and $9 million, and diluted earnings per share are projected to be between $0.24 and $0.27.

For the full fiscal year 2008, the Company expects revenues to be between $349 million and $353 million, a projected increase over fiscal 2007 of between 14% and 15%. Net income for the full fiscal year 2008 is projected to be between $35.2 million and $36.2 million, and diluted earnings per share are projected to be between $1.06 and $1.09, an increase over fiscal 2007 of approximately 65% after excluding the effects of a $10.8 million non-recurring tax benefit recognized in the prior year.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its third quarter results and fiscal 2008 outlook at 4:45 p.m. Eastern Time on Thursday, September 4, 2008. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on October 4, 2008.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations regarding cash flows from operations and changes in inventory levels during fiscal 2008; (3) its expectations regarding revenue, gross margin, operating expense and income for the fourth quarter of and full year fiscal 2008; and (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2007 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Condensed Consolidated Statements of Income Data

	Three months ended July 31,		Nine months ended July 31,
	2008	2007	2008	2007
Revenues:
Product sales	$83,481	$74,476	$249,965	$213,524
Contract manufacturing sales	4,922	3,370	12,045	11,269

Total revenues	88,403	77,846	262,010	224,793

Cost of revenues:
Cost of product sales	47,334	44,217	143,010	133,003
Cost of contract manufacturing sales	4,374	3,681	10,826	11,296

Total cost of revenues	51,708	47,898	153,836	144,299

Gross margin	36,695	29,948	108,174	80,494

Operating expenses:
Research and development	6,278	6,576	19,078	18,551
Selling, general and administrative	13,554	11,563	40,769	32,683
Amortization of intangible assets	1,919	1,602	5,475	4,521
Restructuring charge	—	146	—	747
Other operating expenses	341	156	590	1,252

Total operating expenses	22,092	20,043	65,912	57,754

Income from operations	14,603	9,905	42,262	22,740
Interest income (expense) and other, net	337	(288)	863	(1,162)

Income before income tax provision	14,940	9,617	43,125	21,578
Income tax provision	5,608	3,491	15,922	7,833

Net income	$9,332	$6,126	$27,203	$13,745

Basic earnings per share	$0.28	$0.19	$0.83	$0.43

Diluted earnings per share	$0.28	$0.19	$0.82	$0.42

Shares used in computing basic earnings per share	33,016	32,273	32,892	32,231
Shares used in computing diluted earnings per share	33,408	32,519	33,235	32,463

Unaudited Condensed Consolidated Balance Sheets Data

	July 31,	October 31,
	2008	2007
Assets:
Cash and cash equivalents	$57,622	$16,973
Short-term investments	—	4,675
Accounts receivable, net	50,065	41,643
Inventories, net	113,116	109,409
Other current assets	5,190	8,237
Property, plant and equipment, net	266,988	277,915
Deferred tax asset	38,422	51,306
Long-term auction rate security investments	14,660	—
Goodwill and other, net	84,121	86,537

Total assets	$630,184	$596,695

Liabilities and stockholders’ equity:
Current liabilities	$41,763	$46,141
Non-current liabilities	10,297	18,827
Stockholders' equity	578,124	531,727

Total liabilities and stockholders’ equity	$630,184	$596,695

Unaudited Condensed Consolidated Cash Flow Data

	Nine months	ended July 31,
	2008	2007
Operating activities:
Net income	$27,203	$13,745
Non-cash items	38,160	28,792
Changes in operating assets and liabilities, net	(3,424)	(21,014)

Net cash provided by operating activities	61,939	21,523

Investing activities:
(Purchase) sale of investments and marketable securities, net	(10,850)	6,850
Expenditures for property, plant and equipment	(5,587)	(5,110)
Proceeds from sale of fluorescent detection products business	—	900
Repurchase from sale-leaseback transaction	—	(3,910)
Capitalization of intangible assets	(3,208)	(4,806)

Net cash used in investing activities	(19,645)	(6,076)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(8,888)	(759)
Repayments under revolving credit facility, net	—	(19,000)
Proceeds from stock option exercises and other, net	7,243	2,209

Net cash used in financing activities	(1,645)	(17,550)

Net change in cash, cash equivalents	40,649	(2,103)
Cash and cash equivalents, beginning of period	16,973	15,578

Cash and cash equivalents, end of period	$57,622	$13,475